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                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          EL PASO NATURAL GAS COMPANY


         E1 Paso Natural Gas Company, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

         1. The original Certificate of Incorporation was filed with the Secretary of State on November 28, 1928. The name under which it was originally incorporated is El Paso Natural Gas Company.

         2. The following Restated Certificate of Incorporation was duly proposed by the corporation's Board of Directors pursuant to the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware. The following Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation's certificate of incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the following Restated Certificate of Incorporation, except for such provisions as are expressly permitted to be omitted by Section 245 of the General Corporation law of the State of Delaware.


                                ARTICLE 1.  NAME

         The name of this corporation is EL PASO NATURAL GAS COMPANY.


                    ARTICLE 2.  REGISTERED OFFICE AND AGENT

         The address of the registered office of this corporation is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.


                              ARTICLE 3.  PURPOSES

         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
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                               ARTICLE 4.  SHARES

         The total number of authorized shares of all classes of stock of this corporation shall consist of 1,000 shares of common stock having a par value of $1.00 per share and 1,000,000 shares of preferred stock having a par value of $0.01 per share. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by the General Corporation Law of the State of Delaware in respect of any class or classes of stock or any series of any class of stock of the corporation.

                              ARTICLE 5.  BY-LAWS

         The Board of Directors shall have the power to adopt, amend or repeal the By-laws of this corporation, subject to the power of the stockholders to amend or repeal such By-laws. The stockholders having voting power shall also have the power to adopt, amend or repeal the By-laws of this corporation.

                       ARTICLE 6.  ELECTION OF DIRECTORS

         Except as may be otherwise required by the By-laws, written ballots are not required in the election of Directors.

                         ARTICLE 7.  PREEMPTIVE RIGHTS

         Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                         ARTICLE 8.  CUMULATIVE VOTING

         The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

        ARTICLE 9.  AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

         This corporation reserves the right to amend or repeal any of the provisions contained in this Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation.




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                 ARTICLE 10.  LIMITATION OF DIRECTOR LIABILITY

         To the full extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

             ARTICLE 11.  ACTION BY STOCKHOLDERS WITHOUT A MEETING

         Any action by the stockholders of this corporation shall be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote on such action.

                    ARTICLE 12.  SPECIAL VOTING REQUIREMENTS

         In addition to any affirmative vote required by law, by this Restated Certificate of Incorporation, by any agreement with any national securities exchange, or as may be otherwise required, any "Business Combination" (as hereinafter defined) involving this corporation shall be subject to approval in the manner set forth in this Article 12.

         12.1 Definitions.

         For the purposes of this Article 12:

                 (a) "Affiliate" and "beneficial owner" are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Securities Exchange Act of 1934 as in effect on January 1, 1992 (the "1934 Act"). The term "Affiliate" as used herein shall exclude this corporation, but shall include the definition of "Associate" as contained in said Rule 12b-2.

                 (b)      An "Interested Stockholder" is a person other than
         (i) the corporation or (ii) Burlington Resources Inc., a Delaware corporation ("BRI"), as long as BRI continues to own at least a majority of the stock of this corporation entitled to vote for the election of Directors ("Voting Stock") and there has been no Change in Control of BRI since January 1, 1992, who is (A) the beneficial owner of ten percent or more of the Voting Stock or (B) an Affiliate of this corporation which (1) at any time within a two-year period prior to the record date for the vote on a Business Combination was the beneficial owner of ten percent or more of the Voting Stock, or (2) at the completion of the Business Combination will be the beneficial owner of ten percent or more of the Voting Stock.




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                 (c)      A "Person" is a natural person or a legal entity of
         any kind, together with any Affiliate of such person or entity, or any person or entity with whom such person, entity or any Affiliate has any agreement or understanding relating to acquiring, voting or holding Voting Stock.

                 (d) A "Disinterested Director" is a member of the Board of Directors of this corporation (other than the Interested Stockholder) who was a Director prior to the time the Interested Stockholder became an Interested Stockholder, or any Director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least two-thirds of the Disinterested Directors.

                 (e) A "Business Combination" is (i) a merger or consolidation of this corporation or any of its subsidiaries with an Interested Stockholder; (ii) the sale, lease, exchange, pledge, transfer or other disposition (A) by this corporation or any of its subsidiaries of all or a Substantial Part of the corporation's Assets to an Interested Stockholder, or (B) by an Interested Stockholder of any of its assets, except in the ordinary course of business, to this corporation or any of its subsidiaries; (iii) the issuance of stock or other securities of this corporation or any of its subsidiaries to an Interested Stockholder, other than on a pro rata basis to all holders of Voting Stock of the same class held by the Interested Stockholder pursuant to a stock spilt, stock dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of this corporation proposed by or on behalf of an Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Stock beneficially owned by an Interested Stockholder; or (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.

                 (f) A "Substantial Part of the corporation's Assets" shall mean assets of this corporation or any of its subsidiaries in an amount equal to twenty percent or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of this corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

                 (g) A "Change in Control" shall be deemed to occur (i) if any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of BRI representing twenty percent or more of the stock of BRI entitled to vote for Directors of BRI, (ii) upon the first purchase of BRI's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by BRI), (iii) upon the approval by BRI's stockholders of a merger or consolidation, a sale or disposition of all or substantially all of BRI's assets or a plan of liquidation or dissolution of BRI, or (iv) if, during any period of two consecutive years, individuals who at the beginning of such period constitute the BRI Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or nomination of the election by




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         BRI's stockholders of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

         12.2  Vote Required for Business Combinations.

         The affirmative vote of not less than fifty-one percent of the Voting Stock, excluding the Voting Stock of an Interested Stockholder who is a party to the Business Combination, shall be required for the adoption or authorization of a Business Combination, unless the Disinterested Directors determine that:

                 (a) The Interested Stockholder is the beneficial owner of not less than eighty percent of the Voting Stock and has declared its intention to vote in favor of or to approve such Business Combination; or

                 (b) (i) The fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of this corporation in a Business Combination is equal to or greater than the consideration per share (including brokerage commissions and soliciting dealer's fees) paid by such Interested Stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions, whether before or after the Interested Stockholder became an Interested Stockholder and (ii) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by this corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

         12.3  Information Requirements.

         In the event any vote of holders of Voting Stock is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of the 1934 Act shall be mailed at a date determined by the Disinterested Directors to all stockholders of this corporation whether or not such statement is required under the 1934 Act. The statement shall contain any recommendations as to the advisabi1ity of the Business Combination which the Disinterested Directors, or any of them, may choose to state and, if deemed advisable by the Disinterested Directors, an opinion of an investment banking firm as to the fairness of the terms of such Business Combination. Such firm shall be selected by the Disinterested Directors and be paid a fee for its services by this corporation as approved by the Disinterested Directors.

         12.4  Amendment.

         No amendment to this Restated Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of Article 11 or of this
Article 12 unless such amendment shall receive the affirmative vote of not less than fifty-one percent of the Voting Stock, excluding the Voting Stock of any Interested Stockholder as defined in Section 12.1 of this Article 12.




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               ARTICLE 13. VOTE OF STOCKHOLDERS OF EL PASO ENERGY
                CORPORATION REQUIRED TO APPROVE CERTAIN ACTIONS

         Any act or transaction by or involving this corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation the approval of the stockholders of this corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of El Paso Energy Corporation, a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or the Restated Certificate of Incorporation of this corporation.

         IN WITNESS WHEREOF, the undersigned has executed this document and affirms, under penalties of perjury, that the statements herein are true and that this instrument is the act and deed of El Paso Natural Gas Company as of this 3rd day of August 1998.


                                        EL PASO NATURAL GAS COMPANY



                                                /s/ H. Brent Austin
                                        ----------------------------------------
                                                    H. Brent Austin
                                           Executive Vice President and Chief
                                               Financial Executive Officer



Attest:

       /s/ David L. Siddall
--------------------------------------
           David L. Siddall
         Corporate Secretary




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